SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant / /
Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/X/ Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CONRAIL INC.
             (Name of Registrant as Specified in its Charter)

                       NORFOLK SOUTHERN CORPORATION
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
    (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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                                [Mailgram]



January 13, 1997

Dear Conrail Shareholder:

The Conrail Special Meeting is just a few short days away. Your vote, which will determine the future value of your investment, is very important, no matter how many shares you own.

                        NORFOLK SOUTHERN CONTINUES TO PROVE
                    ITS COMMITMENT TO CONRAIL SHAREHOLDERS

Norfolk Southern announced today that if Conrail shareholders vote AGAINST the "opt out" amendment and the adjournment proposal at the Conrail Special Meeting, Norfolk Southern will promptly amend its existing all-cash tender offer in order to buy Conrail common and ESOP preferred shares representing 9.9% of Conrail's outstanding common shares (or about 8.2 million shares) for $115 per share in cash. This represents the maximum number of shares Norfolk Southern can buy without triggering Conrail's poison pill. Norfolk Southern would then promptly begin a second all-cash tender offer for all the remaining Conrail common and ESOP preferred shares at $115 per share in cash after it completes the 9.9% tender offer. This means that you can immediately begin to realize the benefit of Norfolk Southern's offer -- which is worth about 14%* more than CSX's offer for the remaining Conrail shares.

              IT'S NOT TOO LATE TO PROTECT YOUR INVESTMENT.

To preserve your opportunity to receive the benefits of Norfolk
Southern's superior offer, you must vote AGAINST Conrail's proposals today.

Because time is short and your vote extremely important, we have established a method to enable you to vote by toll-free telephone. Please follow the simple instructions below.

If you need any assistance with the last-minute voting of your shares, please call Georgeson and Company Inc, toll-free, at 1-800-223-2064.

Thank you for your support.


Sincerely,

NORFOLK SOUTHERN CORPORATION



*       Based on the closing price of CSX stock on January
        13, 1997.


         TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF THE
                COMPANY ARE AVAILABLE TO ASSIST YOU NOW!!!


                                 INSTRUCTIONS

1.      Call Toll-Free 1-800-521-8454 between 8:00 a.m. and
        12:00 midnight eastern time.

2.      Tell the operator that you wish to send a collect
        ProxyGram to ID No. 4482, Norfolk Southern Corpora-tion.

3.      State your name, address and telephone number.

4. State the bank or broker at which your shares are held and your control number as shown below:

               Name:                        (NA.1)
               Broker:                      (Broker)
               Control number:              (ControlNum)
               Number of shares:            (NumShares)



                       PROXY SOLICITED ON BEHALF OF
                   NORFOLK SOUTHERN CORPORATION FOR THE
             SPECIAL MEETING OF SHAREHOLDERS OF CONRAIL INC.,
                       TO BE HELD JANUARY 17, 1997


        The undersigned hereby constitutes and appoints David R. Goode, Henry C. Wolf and James C. Bishop, Jr., and each or any of them, as true and lawful agents and proxies with full power of substitution in each to represent the undersigned, and to vote all shares of common stock, par value $1.00 per share ("Common Shares"), of Conrail Inc. ("Conrail") which the undersigned would be entitled to vote is personally present, at the Special Meeting of Shareholders (the "Special Meeting") of Conrail to be held on January 17, 1997 at 12:00 p.m., Eastern Standard Time, at The Main Auditorium at The Academy of Music, Broad and Locust Streets, Philadelphia, Pennsylvania, and at any adjournments, postponements or reschedulings of such Special Meeting, on all matters coming before the Special Meeting.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made with respect to the voting of Common Shares, this Proxy will be voted AGAINST the proposals described below.

Norfolk Southern Corporation strongly recommends a vote AGAINST both of the following proposals:

1. The Proposal of the Conrail Board of Directors to approve an amendment to Conrail's Articles of Incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, to no longer be applicable to Conrail, and to authorize the Board of Directors of Conrail, in its discretion, to direct certain executive officers of Conrail to file or not file such Articles of Amendment if the Board determines such action to be in the best interest of Conrail.

        (   ) AGAINST               (   ) FOR             (   ) ABSTAIN

2. The Proposal of the Conrail Board of Directors to adjourn the Special Meeting.

        (   ) AGAINST               (   ) FOR             (   ) ABSTAIN


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.